As filed with the Securities and Exchange Commission on May 18, 2012
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	86-0812139 (I.R.S. Employer Identification Number)
Clear Channel Outdoor Holdings, Inc.
200 East Basse Road
San Antonio, Texas 78209
(Address of Registrant’s Principal Executive Office) (Zip Code)
___________________________

Clear Channel Outdoor Holdings, Inc. 2012 Stock Incentive Plan
(Full Title of the Plan)

Robert H. Walls, Jr.
Clear Channel Outdoor Holdings, Inc.
200 East Basse Road
San Antonio, Texas 78209
(210) 832-3700

 (Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filter, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer                                           ☐           Accelerated filer                                                      ☑
Non-accelerated filer                                           ☐           Smaller reporting Company                                                      ☐
___________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Class A common stock	39,512,640 shares	$6.89	$272,242,090	$31,199
________________

(1)      This Registration Statement covers 29,142,027 shares of Class A common stock, par value $0.01 per share (the “Common Stock”), of Clear Channel Outdoor Holdings, Inc. (the “registrant”) for offer or sale under the registrant’s 2012 Stock Incentive Plan (the “New Plan”) plus up to 10,370,613 shares of Common Stock subject to awards previously granted under the registrant’s 2005 Stock Incentive Plan (the “Prior Plan”) that ultimately are not delivered to participants.  Pursuant to the terms of the New Plan, if shares of Common Stock subject to an award under the Prior Plan are no longer issuable or are returned to the registrant, such shares shall be available for issuance in connection with future awards granted under the New Plan.  As of May 15, 2012, an aggregate of 10,370,613 shares of Common Stock (as adjusted for any anti-dilution adjustments) were subject to outstanding awards under the Prior Plan (the “Carried-Over Shares”).  The foregoing shares of Common Stock were previously registered under a Registration Statement on Form S-8 (Registration No. 333-130229), as filed with the Securities and Exchange Commission on December 9, 2005 (the “Prior Registration Statement”).  In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also includes an indeterminate number of shares that may be offered and sold as a result of future stock splits, stock dividends or similar transactions under the New Plan.

(2)      Estimated, solely for the purposes of calculating the registration fee, in accordance with Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low sales prices as reported by the New York Stock Exchange for the Class A common stock on May 14, 2012.

EXPLANATORY NOTE

On February 16, 2012, the Board of Directors of Clear Channel Outdoor Holdings, Inc. (the “registrant”) adopted, subject to stockholder approval, the registrant’s 2012 Stock Incentive Plan (the “New Plan”).  On May 18, 2012, the New Plan was approved by stockholders at the registrant’s annual meeting of stockholders.  The registrant has filed this Registration Statement to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of up to 39,512,640 shares of Class A common stock, $0.01 par value per share (the “Common Stock”), of the registrant pursuant to the New Plan, which consists of 29,142,027 shares of Common Stock for offer or sale under the New Plan plus up to 10,370,613 shares of Common Stock subject to awards previously granted under the registrant’s 2005 Stock Incentive Plan (the “Prior Plan”) that ultimately are not delivered to participants.  Pursuant to the terms of the New Plan, if shares of Common Stock subject to an award under the Prior Plan are no longer issuable or are returned to the registrant, such shares shall be available for issuance in connection with future awards granted under the New Plan.  As of May 15, 2012, an aggregate of 10,370,613 shares of Common Stock (as adjusted for any anti-dilution adjustments) were subject to outstanding awards under the Prior Plan (the “Carried-Over Shares”).  Any remaining shares that were available for issuance under the Prior Plan are no longer available for new awards under the Prior Plan.  The foregoing 39,512,640 shares of Common Stock covered by this registration statement previously were registered under a Registration Statement on Form S-8 (Registration No. 333-130229), as filed with the Securities and Exchange Commission (the “SEC”) on December 9, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 are omitted from this filing in accordance with the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

The following documents filed by the registrant with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference and made a part of this Registration Statement:

•	Annual Report on Form 10-K for the year ended December 31, 2011;
•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012;
•
Current Reports on Form 8-K filed on January 3, 2012, January 10, 2012, January 24, 2012, February 23, 2012, February 29, 2012 and March 16, 2012 (excluding any portions of such reports that were “furnished” rather than “filed”); and

•
The description of the Class A common stock contained in Item 1 of the registrant’s Registration Statement on Form 8-A, filed November 2, 2005, which incorporates by reference the description of the Class A common stock included in the registrant’s Registration Statement on Form S-1, initially filed with the SEC on August 10, 2005, including any subsequent amendment or any report filed for the purpose of updating such description.

All information filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished to, and not filed with, the SEC) subsequent to the effective date of this Registration Statement will be deemed to be incorporated by reference herein and to be a part of this document from the date of filing of such information until all of the securities offered pursuant to this Registration Statement are sold or the offering pursuant to this Registration Statement is terminated. Any statement contained herein or in any information incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed information that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.                      Description of Securities.

Not applicable.

Item 5.                      Interests of Named Experts and Counsel.

The legality of the registrant’s Class A common stock is opined on by Robert H. Walls, Jr., the registrant’s Executive Vice President, General Counsel and Secretary. As of May 18, 2012, Mr. Walls held 253,164 unvested restricted stock units with respect to the registrant’s Class A common stock.  Mr. Walls also serves as Executive Vice President, General Counsel and Secretary of CC Media Holdings, Inc. and Clear Channel Communications, Inc., the registrant’s indirect parent entities, and serves as a director of certain subsidiaries of the registrant, CC Media Holdings, Inc. and/or Clear Channel Communications, Inc.  As of May 18, 2012, Mr. Walls held stock options to purchase 100,000 shares of CC Media Holdings, Inc.’s Class A common stock.

Item 6.                      Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation, under certain circumstances, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, such indemnification is available if he or she had no reasonable cause to believe his or her conduct was unlawful.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation against liability asserted against or incurred by him in any such capacity, whether or not such corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (d) for any transaction from which the director derived improper personal benefit.

As permitted by the DGCL, we have included in our Amended and Restated Certificate of Incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

We have entered into an Indemnification Agreement with each of our directors. We expect to also enter into Indemnification Agreements with our future directors. These Indemnification Agreements provide that we will indemnify and hold harmless each person subject to an Indemnification Agreement (each, an “Indemnified Party”) to the fullest extent permitted by applicable law from and against all losses, costs, liabilities, judgments, penalties, fines, expenses and other matters that may result or arise in connection with such Indemnified Party serving in his or her capacity as a director of ours or serving at our request as a director, officer, employee, fiduciary or agent of another entity. The Indemnification Agreements further provide that, upon an Indemnified Party’s request, we will advance expenses to the Indemnified Party to the fullest extent permitted by applicable law. Pursuant to the Indemnification Agreements, an Indemnified Party is presumed to be entitled to indemnification and we have the burden of proving otherwise. In addition, from time to time, we have entered into and may enter into indemnification agreements and executive employment agreements containing indemnification provisions, and other agreements containing indemnification provisions with our senior officers. Such agreements and provisions generally provide, or will provide, that such persons are to be indemnified and held harmless to the fullest extent authorized by Delaware law.  The registrant’s 2012 Stock Incentive Plan also provides for indemnification for each member of the board of directors, of the committee or any subcommittee appointed by the board of directors or the committee and any employee of the registrant or its subsidiaries and affiliates who provides assistance with the administration of the plan or to whom plan-related responsibility is delegated, from and against any loss, cost, liability, damage and expenses arising out of or incurred in connection with the plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.  We also have purchased directors’ and officers’ liability insurance covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties.

The foregoing is only a general summary of certain aspects of Delaware law and our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, as amended, Indemnification Agreements, and other agreements dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the DGCL and our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, as amended, Indemnification Agreements, executive employment agreements, and other agreements containing indemnification provisions with our senior officers.

Item 7.                      Exemption from Registration Claimed.

Not applicable.

Item 8.                      Exhibits.

Exhibit No.	Description
4.1
Amended and Restated Certificate of Incorporation of Clear Channel Outdoor Holdings, Inc. (Incorporated by reference to Exhibit 3.1 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2005)

4.2
Amended and Restated Bylaws of Clear Channel Outdoor Holdings, Inc., as amended (Incorporated by reference to Exhibit 3.2 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2007)

5.1*	Opinion of Robert H. Walls, Jr., Executive Vice President, General Counsel and Secretary of the registrant
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Robert H. Walls, Jr. (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature pages to this Registration Statement)
99.1*	Clear Channel Outdoor Holdings, Inc. 2012 Stock Incentive Plan

*      Filed herewith.

Item 9.                      Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)            to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)           that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on this the 18th day of May, 2012.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:	/s/ Scott D. Hamilton
Scott D. Hamilton
Senior Vice President, Chief Accounting Officer and
Assistant Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert H. Walls, Jr., Thomas W. Casey and Scott D. Hamilton, or any of them, as true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments and supplements, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 18th day of May, 2012.

Signature	Title

/s/ C. William Eccleshare	Chief Executive Officer (Principal Executive Officer)
C. William Eccleshare

/s/ Thomas W. Casey	Executive Vice President and Chief Financial Officer
Thomas W. Casey	(Principal Financial Officer)

/s/ Scott D. Hamilton	Senior Vice President, Chief Accounting Officer and Assistant Secretary (Principal Accounting Officer)
Scott D. Hamilton

/s/ Robert W. Pittman	Executive Chairman and Director
Robert W. Pittman

/s/ James C. Carlisle	Director
James C. Carlisle

/s/ Blair E. Hendrix	Director
Blair E. Hendrix

/s/ Douglas L. Jacobs	Director
Douglas L. Jacobs

Signature	Title

/s/ Daniel G. Jones	Director
Daniel G. Jones

/s/ Thomas R. Shepherd	Director
Thomas R. Shepherd

/s/ Christopher M. Temple	Director
Christopher M. Temple

/s/ Dale W. Tremblay	Director
Dale W. Tremblay

/s/ Scott R. Wells	Director
Scott R. Wells

EXHIBIT INDEX

Exhibit No.	Description
4.1
Amended and Restated Certificate of Incorporation of Clear Channel Outdoor Holdings, Inc. (Incorporated by reference to Exhibit 3.1 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2005)

4.2
Amended and Restated Bylaws of Clear Channel Outdoor Holdings, Inc., as amended (Incorporated by reference to Exhibit 3.2 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2007)

5.1*	Opinion of Robert H. Walls, Jr., Executive Vice President, General Counsel and Secretary of the registrant
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Robert H. Walls, Jr. (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature pages to this Registration Statement)
99.1*	Clear Channel Outdoor Holdings, Inc. 2012 Stock Incentive Plan

*      Filed herewith.